Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive Madison Heights, MI 48071
FOR IMMEDIATE RELEASE Thursday, March 28, 2013	248-291-1210

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS

HIGHER FOURTH QUARTER 2012 REVENUES AND SECOND STRAIGHT

QUARTERLY PROFIT

Company Improves Liquidity Position

MADISON HEIGHTS, MICHIGAN, March 28, 2013—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported its second consecutive quarter of profitability in the fourth quarter ending December 31, 2012.

Net income in the fourth quarter was $0.2 million, equal to $0.01 per diluted share, compared to a $0.8 million net loss, or $0.04 loss per diluted share, in the prior year period. For the full year ended December 31, 2012, the Company’s net loss was $1.5 million, or $0.07 per diluted share, versus a net loss of $45.4 million, or $2.16 per diluted share, in 2011. The prior-year period included a $67.6 million asset impairment charge.

Gross profit for the three months ending December 31, 2012, was $12.0 million, up 48% from $8.1 million in the fourth quarter of 2011. Gross profit for the full year 2012 was $42.9 million, an increase of 21% compared to $35.4 million in 2011.

Revenues in the fourth quarter were $16.2 million, up 16% from $14.0 million in the fourth quarter of 2011. Total revenues for the year ended December 31, 2012, were $58.8 million, an 8% improvement from $54.6 million in 2011. The increase in revenues is primarily related to the addition of larger customers, increased penetration into existing customer accounts, and the resolution of the oncology drug shortage from 2011. Also, during the fourth quarter of 2012, a major group of third party payors revised their claim processing guidelines that affected all durable medical equipment providers, which pushed some claims to be billed at higher out-of-network rates directly to patients.

SG&A increased to $10.4 million from $8.8 million, in addition to other expenses of $1.2 million compared with $0.5 million of other income a year ago. Adjusted EBITDA for the latest quarter was $3.8 million, up from the $1.5 million for the prior-year period, as adjusted on a comparable basis.

“We are very pleased with our improved fourth quarter performance and fiscal year-over-year growth for the Company,” said Dilip Singh, Interim Chief Executive Officer. “The Company has accumulated annualized cost-savings of approximately $1.6 million since the current management team took control in April of 2012. That, combined with our securing a new debt facility during the fourth quarter, has helped restore the Company’s liquidity and create a far stronger balance sheet. Equally important, we have generated sufficient momentum to increase the number of third-party payor relationships and expand our provider footprint while delivering best in class service and patient satisfaction. Our efforts are now clearly focused on sustaining long-term growth,” Singh added.

Operating Results

Gross profit for the year ended December 31, 2012 was $42.9 million, an increase of 21% compared to $35.4 million in the prior year. It represented 73% of revenues in the current year compared to 65% in the prior year. The increase in the gross margin as a percentage of revenue in 2012 was primarily related to the increase in rental revenue, specifically third party billings, which generally have a higher gross profit margin.

Selling and marketing expenses were $9.9 million compared to $9.4 million for the year ended December 31, 2011. The increase in selling and marketing expenses is primarily related to expenses incurred by the increase in associated revenues as well as increased retention and travel costs. Compared to the prior year, these expenses remained consistent at 17% of revenues.

During the year ended December 31, 2012, general and administrative expenses were $23.1 million, compared to $18.0 million for the year ended December 31, 2011. General and administrative expenses have increased from 33% to 39% of revenues for the year ended December 31, 2012 compared to the same period in the prior year. The increase was primarily due to an increase in professional service costs related to the Concerned Stockholder Group. Additional legal, accounting and outside service fees of $2.2 million were incurred during the year relating to this matter and the related early extinguishment of debt; severance payments for the former CEO amounted to $1.0 million; $0.6 million was recorded for retention payments to key employees during this ongoing matter; and we incurred $0.6 million associated with our decision to evaluate potential strategic alternatives.

Additional increases were mainly attributed to an increase in finance and accounting staff and several other general and administrative accounts. These costs were partially offset by the reversal of previously recognized stock compensation expense of $1.4 million.

Adjusted EBITDA was $13.1 million for the latest fiscal year. This compares to 2011’s adjusted EBITDA, adjusted on a comparable basis, of $10.3 million. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Financial Condition

Net cash provided by operations for fiscal 2012 was $5.5 million, down from the $6.7 million for the prior year. This decrease is mainly attributed to higher accounts receivable levels due to the higher revenue in the fourth quarter of 2012. As of December 31, 2012, we had cash and cash equivalents of $2.3 million and $4.7 million of availability on the revolving line-of-credit compared to $0.8 million and $4.9 million of availability on the revolving line-of-credit at December 31, 2011. This increase is due to the new credit facility and better cash management during the year.

Conference Call

The Company will conduct a conference call for investors on Thursday, March 28, 2013 at 9:00 a.m. Eastern Time to discuss fourth quarter performance and results. Dilip Singh, Interim Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (888) 895-5479 and use the confirmation number 34394082.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2 0 12	December 31, 2 0 11
ASSETS
Current Assets:
Cash and cash equivalents	$2,326	$799
Accounts receivable, less allowance for doubtful accounts of $3,136 and $1,773 at December 31, 2012 and December 31, 2011, respectively	8,511	7,350
Accounts receivable - related party	—	98
Inventory	1,339	1,309
Other current assets	684	934
Deferred income taxes	1,971	682

Total Current Assets	14,831	11,172
Medical equipment held for sale or rental	2,626	2,013
Medical equipment in rental service, net of accumulated depreciation	13,071	14,732
Property & equipment, net of accumulated depreciation	867	927
Deferred debt issuance costs, net	2,362	421
Intangible assets, net	25,541	28,221
Deferred income taxes	17,806	18,187
Other assets	419	590

Total Assets	$77,523	$76,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,135	$4,004
Accounts payable - related party	9	59
Derivative liabilities	—	258
Current portion of long-term debt	3,953	6,576
Other current liabilities	4,098	2,235

Total Current Liabilities	10,195	13,132
Long-term debt, net of current portion	27,315	22,551
Other liabilities	—	415

Total Liabilities	$37,510	$36,098

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding 21,990,000 and 21,802,515, as of December 31, 2012 and issued and outstanding 21,330,235 and 21,132,545 as of December 31, 2011, respectively	2	2
Additional paid-in capital	88,742	87,541
Accumulated other comprehensive loss	—	(136)
Retained deficit	(48,731)	(47,242)

Total Stockholders’ Equity	40,013	40,165

Total Liabilities and Stockholders’ Equity	$77,523	$76,263

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)
(in thousands, except share data)	2012	2011	2012	2011
Net revenues:
Rentals	$14,568	$11,933	$53,471	$46,795
Product sales	1,665	2,109	5,357	7,842

Net revenues	16,233	14,042	58,828	54,637
Cost of revenues:
Cost of revenues - Product, service and supply costs	2,405	2,465	9,165	9,128
Cost of revenues - Pump depreciation and loss on disposal	1,824	3,495	6,752	10,154

Gross profit	12,004	8,082	42,911	35,355

Selling, general and administrative expenses:
Provision for doubtful accounts	2,132	1,066	5,251	4,099
Amortization of intangibles	706	671	2,734	2,662
Asset impairment charges	—	—	—	67,592
Selling and marketing	2,229	2,283	9,864	9,371
General and administrative	5,374	4,759	23,062	17,987

Total selling, general and administrative:	10,441	8,779	40,911	101,711

Operating income (loss)	1,563	(697)	2,000	(66,356)
Other income (loss):
Gain on derivatives	—	—	—	83
Interest expense	(1,105)	(547)	(3,340)	(2,193)
Loss on extinguishment of long term debt	(119)	—	(671)	—
Other (expense) income	(7)	8	(141)	(111)

Total other loss	(1,231)	(539)	(4,152)	(2,221)

Income (loss) before income taxes	332	(1,236)	(2,152)	(68,577)
Income tax (expense) benefit	(111)	473	663	23,134

Net income (loss)	$221	$(763)	$(1,489)	$(45,443)

Net income (loss) per share:
Basic	$0.01	$(0.04)	$(0.07)	$(2.16)
Diluted	$0.01	$(0.04)	$(0.07)	$(2.16)
Weighted average shares outstanding:
Basic	21,784,115	21,056,634	21,430,012	21,074,093
Diluted	22,019,393	21,056,634	21,430,012	21,074,093

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year Ended December 31, 2012	Year Ended December 31, 2011
OPERATING ACTIVITIES
Net loss	$(1,489)	$(45,443)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on derivative liabilities	—	(83)
Loss on extinguishment of long-term debt	671	—
Provision for doubtful accounts	5,251	4,099
Depreciation	5,668	6,386
Loss on disposal of medical equipment	237	1,731
Gain on sale of medical equipment	(1,964)	(2,753)
Amortization of intangible assets	2,734	2,662
Asset impairment charges	—	67,592
Amortization of deferred debt issuance costs	228	238
Stock-based compensation	964	1,185
Deferred income taxes	(906)	(23,423)
Changes in Assets - (Increase)/Decrease, exclusive of effects of acquisitions:
Accounts receivable	(6,490)	(4,419)
Inventory	(30)	33
Other current assets	249	(184)
Other assets	664	657
Changes in Liabilities - Increase/(Decrease), exclusive of effects of acquisitions:
Accounts payable and other liabilities	(335)	(1,532)

NET CASH PROVIDED BY OPERATING ACTIVITIES	5,452	6,746

INVESTING ACTIVITIES
Purchases of medical equipment and property	(6,542)	(8,211)
Proceeds from sale of medical equipment and property	3,978	4,218
Acquisition of intangible assets	—	(625)
Other asset acquisitions	6	(509)

NET CASH USED IN INVESTING ACTIVITIES	(2,558)	(5,127)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(9,631)	(5,953)
Payoff of bank loan and revolver	(25,851)	—
Cash proceeds from bank loans and revolving credit facility	37,101	2,334
Payments on revolving credit facility	—	(1,750)
Payments for debt issuance costs	(2,842)	—
Common stock repurchased to satisfy taxes on stock based compensation	(144)	(102)
Treasury shares repurchased	—	(363)

NET CASH USED IN FINANCING ACTIVITIES	(1,367)	(5,834)

Net change in cash and cash equivalents	1,527	(4,215)
Cash and cash equivalents, beginning of period	799	5,014

Cash and cash equivalents, end of period	$2,326	$799

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2012	2011	2012	2011
Net income (loss)	$221	$(763)	$(1,489)	$(45,443)
Adjustments:
Interest expense	1,105	547	3,340	2,193
Income tax expense (benefit)	111	(473)	(663)	(23,134)
Depreciation	1,325	1,496	5,668	6,386
Amortization	706	670	2,734	2,662

EBITDA	3,468	1,477	9,590	(57,336)
Asset impairment charges	—	—	—	67,592

EBITDA - excluding impairment charges	3,468	1,477	9,590	10,256
Concerned Stockholder Group	17	—	2,220	—
Early Extinguishment of Debt	119	—	671	—
Strategic Alternatives	179	—	645	—

EBITDA - Adjusted	$3,783	$1,477	$13,126	$10,256